Balance sheet
At end of the day 30 April 2015
PJSC CB “PRIVATBANK”
(UAH thousand)
Item	Reporting period
1	2
ASSETS
Cash and cash equivalents	23 238 616
Mandatory reserves with NBU	-
Trading securities	44
Other financial assets designated at fair value through profit or loss	-
Due from other banks, including:	2 078 155
in foreign currency	2 078 155
impairment provisions	(766)
Loans and advances to customers, including:	178 455 435
Loans and advances to legal entities, including:	153 291 329
in foreign currency	62 675 262
impairment provisions	(13 082 316)
Loans and advances to individuals, including:	25 164 106
in foreign currency	4 883 848
impairment provisions	(9 897 241)
Investment securities available-for-sale, including:	1 328 271
impairment provisions	(2 654)
Investment securities held to maturity, including:	189 421
impairment provisions	-
Investments in associated companies and subsidiaries	434 797
Investment real estate	13 461
Current income tax prepayment	103 664
Deferred income tax asset	8 242
Fixed and intangible assets	2 971 701
Other financial assets, including:	26 135 954
impairment provisions	(196 989)
Other assets, including:	431 491
impairment provisions	(19 179)
Non-current assets held for sale (or disposal groups)	87 489
Total assets, including:	235 476 741
in foreign currency	99 821 717
LIABILITIES
Due to other banks, including:	33 999 354
in foreign currency	2 000 196
Customer accounts, including:	160 070 435
Accounts of legal entities, including:	44 578 086
in foreign currency	30 578 397
demand accounts of legal entities, including:	24 849 678
in foreign currency	14 252 988
Accounts of individuals, including:	115 492 349
in foreign currency	63 863 706
demand accounts of individuals, including:	21 676 318
in foreign currency	5 817 605
Debt securities in issue, including:	1 761
in foreign currency	-
Other borrowed funds	8 001 344
Current income tax liability	4 526
Deferred income tax liability	291 702
Provisions for liabilities	31 418
Other financial liabilities	2 531 868
Other liabilities	885 154
Subordinated debt	6 642 521
Liabilities directly associated with disposal groups held for sale	-
Total liabilities, including:	212 460 083
in foreign currency	110 526 372
EQUITY
Share capital	19 100 760
Share premium	20 102
Contributions received for new shares issued but not registered	-
Retained earnings	922 451
Reserves and other funds	1 445 109
Revaluation reserve	1 528 236
Total equity	23 016 658
Total liabilities and equity	235 476 741